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                                     NEWS
                                                   For additional information:
                                                   Jeffrey A. Stoops
                                                   Chief Financial Officer
                                                   (561) 995-7670

                             FOR IMMEDIATE RELEASE

         SBA COMMUNICATIONS CORPORATION ANNOUNCES CONSENT SOLICITATION
                  FOR ITS 12% SENIOR DISCOUNT NOTES DUE 2008

BOCA RATON, FLORIDA, October 8, 1999 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") announced today the commencement of a consent solicitation from the holders of its $269,000,000 in aggregate principal amount at maturity of 12% Senior Discount Notes due 2008 (the "Notes"). The record date has been set as the close of business on October 7, 1999.

SBA is soliciting consents to amend a portion of Section 4.09 of the indenture, pertaining to the incurrence of indebtedness. The amendment would permit the Company to borrow, subject to certain availability tests, up to the greater of $300 million or $150,000 per wireless communications tower meeting certain requirements. The Company is offering a cash consent payment of 1.25% of the accreted value of the Notes to all holders of record who consent to the proposed amendment on or prior to October 21, 1999.

The consent solicitation is conditioned upon, among other things, the receipt of consents from holders of at least two-thirds of all outstanding Notes. The consent solicitation expires at 5:00 P.M., New York time, on October 21, 1999, unless extended.

Lehman Brothers Inc. is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at Toll Free: 800-438-3242.

D. F. King & Co., Inc. is serving as Information Agent. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Information Agent at Toll Free: 800-628-8528.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States. As of June 30, 1999, SBA owned 770 towers and was involved in projects for over 650 new tower builds throughout the nation.